Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Finance of America Companies Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
(1)	Equity	Class A Common Stock	Other	1,444,058	$17.47	$25,227,693.26	$0.0001381	$3,483.94
	Total Offering Amounts					$25,227,693.26		$3,483.94
	Total Fee Offsets							$0.00
	Net Fee Due							$3,483.94

(1)	Covers shares of Class A Common Stock, par value $0.0001 per share, of Finance of America Companies Inc. (the “Shares”) issuable under the Finance of America Companies Inc. 2021 Omnibus Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Shares that may become issuable under the Plan to prevent dilution resulting from stock splits, stock dividends or other similar transactions. The amount in the table above consists of: (i) 1,038,652 Shares that have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan; and (ii) 405,406 Shares that have become available for issuance under the Plan as a result of cancellation, forfeiture, termination, settlement in cash, or other settlement without issuance of Shares.

The amount of the registration fee is estimated, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, and is based on a price of $17.47 per share, which is the average of the high and low prices of the Shares as reported by New York Stock Exchange on March 9, 2026.